CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated December 23, 2010, accompanying the financial statements of Insured Municipals Income Trust, Series 505 and Insured Municipals Income Trust, 100th Limited Maturity Series (included in Van Kampen Unit Trusts, Municipal Series 576) as of August 31, 2010, and for each of the three years in the period then ended and the financial highlights for the period from September 8, 2005 (date of deposit) through August 31, 2006 and for each of the four years in the period ended August 31, 2010, contained in this Post-Effective Amendment No. 5 to Form S-6 (File No. 333-126973) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
December 23, 2010